Exhibit 10.4

AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment No. 1 to Executive Employment Agreement (this “Amendment”) is entered into as of the ___ day of November, 2013, by and among Stratex Oil & Gas, Inc. (the “Company”), Stephen P. Funk (the “Executive”) and, solely with respect to Sections 3(c) and 3(d), Stratex Oil & Gas Holdings, Inc. (“Holdings”).  This Amendment shall be deemed effective as of November 14, 2013.

WHEREAS, the Company and the Executive are parties to that certain Executive Employment Agreement, dated as of April 1, 2012 (the “Employment Agreement”), pursuant to which the Company agreed to employ the Executive as its Chief Executive Officer, upon the terms and conditions set forth in the Employment Agreement; and

WHEREAS, the Company and the Executive desire to amend certain terms of the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual promises set forth in this Amendment, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and Executive hereby agree as follows:

1.           Section 2(a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

  “Initial Term.  The initial term of employment shall be for a period of seven (7) years (the “Employment Term”), commencing as of the Effective Date, unless sooner terminated as provided in this Agreement.  This Agreement shall be renewed annually for a term of one year unless the Company or the Executive gives notice to the other of termination at least six (6) months prior to the expiration of the initial term, or any successive term, as the case may be.  Each of the Executive and the Company at his or its sole discretion and without any reason, may elect not to renew this Agreement at the end of the initial term or any successive term.”

2.           Section 3(c) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

  “Grant of Restricted Stock and Options.  The Executive shall be granted options (the “Options”) to acquire an aggregate of 5,100,000 shares of restricted stock of Stratex Oil & Gas Holdings, Inc. (“Holdings”) under [Holdings’] 2012 Equity Incentive Plan at an exercise price equal to the fair market value of such restricted stock on the date of grant, as determined in good faith by the Board of Directors of Holdings.  The disposition, transfer or sale of the Options will be subject to the terms and conditions of [Holdings’] 2012 Equity Incentive Plan and one or more separate option agreements (each, an “Option Agreement”).  The Executive hereby acknowledges that the Company granted him an Option to acquire 3,000,000 shares of restricted stock of the Company pursuant to a certain Option Agreement, dated as of April 1, 2012, between the Company and the Executive and, in connection with the transactions consummated pursuant to that certain Agreement of Merger and Plan of Reorganization by and among the Company, Holdings and Stratex Acquisition Corp. on July 6, 2012, the Executive’s Option to acquire 3,000,000 shares of restricted stock of the Company was converted into an Option to acquire 1,500,000 shares of restricted stock of Holdings.  For the avoidance of doubt and in full satisfaction of the Company’s obligations pursuant to this Section 3(c), the Executive shall be granted an Option to acquire the remaining 3,600,000 shares of restricted stock of Holdings pursuant to an Option Agreement, dated as of November 14, 2013.”

3.           Section 3(d) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

  “Grant of Preferred Shares.  The Executive shall be granted an aggregate of 60 shares of Holdings’ Series A Preferred Stock (the “Preferred Stock”).  The shares of Preferred Stock shall have no liquidation or dividend preference and shall entitle the Executive to sixty million (60,000,000) votes on all matters submitted to a vote of the shareholders of Holdings.  The Executive hereby acknowledges that he received an initial grant of 50 shares of Preferred Stock on or about the Effective Date.  The Executive shall be granted the remaining 10 shares of Preferred Stock upon the execution of that certain Amendment No. 1 to Executive Employment Agreement, dated as of November ___, 2013, by and between the Company and the Executive.”

4.           Section 8 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

  “DEDUCTIONS AND WITHHOLDINGS.  All amounts payable or which become payable to the Executive under any provision of this Agreement shall be subject to such deductions and withholdings as is required by applicable law.  Notwithstanding the foregoing, subject to applicable laws and the prior approval of the Board, the Company shall pay any applicable tax obligations of the Executive arising from the issuance of Options (or shares of restricted stock of Holdings upon exercise of such Options) or Preferred Stock by Holdings to the Executive.”

5.           Ratification of Employment Agreement.  The parties hereby agree and acknowledge that except as provided in this Amendment, the Employment Agreement remains in full force and effect and has not been modified or amended in any respect, it being the intention of the parties hereto that this Amendment and the Employment Agreement be read, construed and interpreted as one and the same instrument.

6.           Governing Law; Jurisdiction.  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD OR REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAWS.  THIS AMENDMENT SHALL BE CONSTRUED AND INTERPRETED WITHOUT REGARD TO ANY PRESUMPTION AGAINST THE PARTY CAUSING THIS AMENDMENT TO BE DRAFTED. EACH OF THE PARTIES UNCONDITIONALLY AND IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT.  EACH OF THE PARTIES UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY RIGHT TO CONTEST THE VENUE OF SAID COURTS OR TO CLAIM THAT SAID COURTS CONSTITUTE AN INCONVENIENT FORUM. EACH OF THE PARTIES UNCONDITIONALLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT.

7.           Entire Agreement.  This Amendment, read in conjunction with the Employment Agreement, contains the entire understanding and agreement of the parties, and supersedes any and all other prior and/or contemporaneous understandings and agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof, all of which are merged herein.

8.           Affirmations of the Executive.  By the Executive’s signature below, the Executive represents to and agrees with the Company that the Executive hereby accepts this Amendment subject to all of the terms and provisions hereof. The Executive has reviewed this Amendment in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Amendment and fully understands all of the provisions of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Executive Employment Agreement as of the date first written above.

STRATEX OIL & GAS, INC.

By:
Name:
Title:

Witness:	EXECUTIVE:

Name:	Name: Stephen P. Funk

Solely with respect to Sections 3(c) and 3(d):

STRATEX OIL & GAS HOLDINGS, INC.

By:
Name:
Title: